UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): October 20, 2004

                              Home Federal Bancorp
             (Exact Name of Registrant as Specified in Its Charter)

          Indiana                        0-18847                  35-1807839
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

    501 Washington Street, Columbus, Indiana                        47201
    (Address of Principal Executive Offices)                      (Zip Code)

                                 (812) 522-1592
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On October 20, 2004, the Registrant issued a press release reporting its results of operations and financial condition for the quarter ended September 30, 2004.

A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein. The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, shall not be deemed "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 2.06    Material Impairments

In connection with the preparation and review of the Registrant's financial statements for the quarter ended September 30, 2004, the Registrant determined to make a $1,225,000 charge with respect to a $2.5 million loan participation interest its bank subsidiary (the "Bank") has in a line of credit to floor plan new cars for a car dealership. The Bank participated in this loan with another commercial bank (the "Lead Bank").

The loan is secured by vehicles, a second mortgage on real estate, and two individual guarantors for up to 15% each on the loan balance. In addition, other items of collateral are cross-collateralized with other loans advanced by the Lead Bank and might provide some recovery. At the end of the current quarter the Lead Bank notified the Bank that the dealership was in material breach of the loan covenants and that there was not sufficient vehicle collateral to cover the outstanding balance of the loan. The Registrant's share of the outstanding loan balance at September 30, 2004 was $2.5 million.

After meeting with the Lead Bank and representatives of the dealership, and review of the collateral including guarantees discussed above, it is estimated by management that the loss could be approximately $1,225,000 with respect to this loan. Management charged off $500,000 of that amount and has set aside specific reserves of $725,000 for the remaining $2,000,000 balance outstanding at September 30, 2004. The total charge to the provision for loan losses in the current quarter for the loan is $1,225,000. The Bank intends to pursue several possible courses of action to mitigate the ultimate losses on this loan. However, it is currently too early to determine if any of these actions will be successful.

To date the Bank has not incurred any out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of this loan. The actual amount of such expenditures could vary, depending on the length of time, and number of hours of professional assistance required to finally resolve the loan, the nature of the proceedings in which the loan is resolved, and other factors not susceptible to precise estimation, and they could be higher or lower.

As was previously announced by the Registrant, one of the Bank's commercial borrowers ("the Borrower") filed for Chapter 11 bankruptcy protection on June 15, 2004. Total loans outstanding with the Borrower at June 30, 2004 were $15,798,000, of which $9,178,000 is sold to other loan participants leaving a net loan balance of $6,620,000 outstanding. These loans are secured by first mortgages on multiple properties located in Indiana, Illinois, Kentucky and Ohio. These loans have been classified as substandard and approximately $1,194,000 has been set aside as a specific reserve for these loans. In connection with the preparation and review of the Registrant's financial statement for the quarter ended September 30, 2004, the Registrant determined to charge $200,000 of the $1,194,000 in specific reserves to the provision for loan losses in the current quarter ended September 30, 2004. The Borrower is in the process of liquidating the business through an auction process of the properties under the supervision of the bankruptcy court. Preliminary bids indicate there will be a loss on this loan. However, management currently believes the $1,194,000 specific reserve is adequate to cover potential losses.

To date the Bank has incurred approximately $9,000 in out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of this loan. The actual amount of such expenditures could vary, depending on the length of time, and number of hours of professional assistance required to finally resolve the loan, the nature of the proceedings in which the loan is resolved, and other factors not susceptible to precise estimation, and they could be material.

The ultimate amount of the impairment, for both of these loans, and the actual losses to the Bank, may be higher or lower depending on the value of the collateral ultimately realized. The Bank may be required to make additional provisions with respect to these loans if the actual value of the collateral is less than presently estimated. The Bank may recognize a recovery of the provision if the actual value is higher than anticipated.

Item 9.01    Financial Statements and Exhibits.

      (c)  Exhibits

                   Exhibit No.                                      Description

                       99.1               Press Release issued October 20, 2004.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

         Date: October 20, 2004       HOME FEDERAL BANCORP


                                      By: /s/Lawrence E. Welker
                                          ------------------------------------
                                            Lawrence E. Welker
                                            Executive Vice President and Chief
                                            Financial Officer